As filed with the Securities and Exchange Commission on October 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATRIX SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	73-1352174
(State or other jurisdiction of	(I.R.S.Employer
incorporation or organization)	Identification No.)

10701 East Ute Street
Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)	(Zip Code)

MATRIX SERVICE COMPANY

2004 STOCK OPTION PLAN

(Full title of the plan)

George L. Austin

10701 East Ute Street

Tulsa, Oklahoma 74116

(918) 838-8822

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	1,200,000	$4.02	(1)	$4,824,000	(1)	$611	(1)
Preferred Share Purchase Rights (2)	1,200,000		(2)

(1)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of a share of the Company’s Common Stock on the NASDAQ National Market System on October 13, 2004 pursuant to Rule 457(c).

(2)	Each share of common stock is accompanied by a preferred share purchase right pursuant to a Rights Agreement dated November 2, 1999, with UMB Bank, N.A., as Rights Agent.

PART I

Information Required in the Section 10 (a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in the Section 10 (a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1993 Act”) and the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

Matrix Service Company (“the Company”) incorporates herein by reference the following documents as of their respective dates as filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2004;

(3)	The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A/A, which was filed with the Commission on September 28, 1990 and any subsequent amendments or reports filed for the purpose of updating this description; and

(4)	The description of the Company’s preferred share purchase rights contained in the Company’s Registration Statement on Form 8-A, which was filed with the Commission on November 9, 1999 and any subsequent amendments or reports filed for the purpose of updating this description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports filed under Items 2.02 or 7.01 of Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The information required by Item 4. is not applicable to this Registration Statement since the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The information required by Item 5. is not applicable to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in part, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s certificate of incorporation and bylaws provide that it shall indemnify, to the full extent authorized or permitted by law (as now or hereafter in effect), any person involved, or threatened to be involved, including, without limitation as a party or witness, in any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person (including the heirs, executors, administrators or estate of such person), is or was a director, officer, employee or agent of the Company or by reason of the fact that such director or officer is or was serving at the Company’s request, at any other corporation, partnership, joint venture, trust or other entity, in any capacity. The Company’s certificate of incorporation and bylaws further provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another partnership, joint venture, trust or other entity against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, to the fullest extent permitted under applicable law as then in effect. In addition, the Company’s certificate of incorporation and bylaws provide that the Company may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

Moreover, the Company’s certificate of incorporation further provides that its directors shall not be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director, except a director shall be liable to the extent provided by applicable law (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. This provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

The Company has entered into indemnification agreements with its directors and executive officers which provide that the Company will indemnify them to the maximum extent permitted under Delaware law.

The Company also has obtained a policy of directors’ and officers’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

The information required by Item 7 is not applicable to this Registration Statement.

Item 8. Exhibits.

Exhibit Number		Description

4.1		Restated Certificate of Incorporation of Matrix Service Company (filed as Exhibit 3.1 to the Company’s Statement on Form S-1 (File No. 33-36081), as amended and incorporated herein by reference)

4.2		Bylaws of Matrix Service Company, as amended (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 33-36081), as amended, and incorporated herein by reference)

4.3	*	Matrix Service Company 2004 Stock Option Plan

4.4	*	Form of Stock Option Agreement for general use under the 2004 Stock Option Plan

4.5		Specimen Common Stock Certificate (Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 33-36081) filed July 26, 1990, is hereby incorporated by reference)

Exhibit Number		Description

4.6		Certification of Designations, Preferences and Rights of Series B Junior Preferred Stock dated November 12, 1999 (Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-117077), filed July 1, 2004 is hereby incorporated by reference)

5	*	Opinion of Conner & Winters, P.C.

23.1	*	Consent of Conner & Winters, P.C. (included in Exhibit 5)

23.2	*	Consent of Ernst & Young LLP

24	*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed with this Registration Statement

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 19th day of October 2004.

Matrix Service Company

By: /s/ George L. Austin

George L. Austin

Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Matrix Service Company (the Company) hereby constitutes and appoints Bradley S. Vetal and George L. Austin, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Bradley S. Vetal Bradley S. Vetal	Bradley S. Vetal President and Director (Principal Executive Officer)	October 19, 2004

/s/ George L. Austin George L. Austin	George L. Austin Chief Financial Officer (Principal Financial and Accounting Officer)	October 19, 2004

/s/ Hugh E. Bradley Hugh E. Bradley	Director	October 19, 2004

/s/ Michael J. Hall Michael J. Hall	Director	October 19, 2004

/s/ I. Edgar Hendrix I. Edgar Hendrix	Director	October 19, 2004

/s/ Paul K. Lackey Paul K. Lackey	Director	October 19, 2004

/s/ Tom E. Maxwell Tom E. Maxwell	Director	October 19, 2004